Exhibit 10.17
NETAPP, INC. 1999 STOCK OPTION PLAN
RESTRICTED STOCK UNITS AGREEMENT
FOR NONEMPLOYEE DIRECTORS
NOTICE OF GRANT
NetApp, Inc. (the “Company”) hereby grants you (the “Participant”) an award of restricted stock units (“RSUs”) under Article Six of the NetApp, Inc. 1999 Stock Option Plan (the “Plan”). Subject to the provisions of the Terms and Conditions of Restricted Stock Units Agreement for Nonemployee Directors (the “Terms and Conditions”), attached hereto as Appendix A and which constitute part of this Agreement and of the Plan, the principal features of this award are as follows:
Participant:
«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»
«ADDRESS_LINE_1»
«ADDRESS_LINE_2»
«CITY», «STATE» «ZIP_CODE»
«COUNTRY»
Grant Date: «GRANT_DATE»
Grant Number: «NUM»
Number of Restricted Stock Units: [FOR INITIAL AWARDS: 9,166] OR [FOR ANNUAL AWARDS: 3,333]
Vesting of Restricted Stock Units: Except as otherwise provided in the Terms and Conditions, the RSUs will vest according to the following schedule:
[FOR INITIAL AWARDS: 4,165 RSUs will vest on the first annual anniversary of the Grant Date, and the remaining balance of 5,001 RSUs will vest in a series of three successive equal annual installments of 1,667 RSUs on the next three annual anniversary dates thereafter, subject to the Participant’s continuous service on the Board through each such date.] OR
[FOR ANNUAL AWARDS: The RSUs will vest on the day immediately preceding the date of the next Annual Stockholders Meeting of the Company following the Grant Date, subject to the Participant’s continuous service on the Board through such date.]
Unless otherwise defined herein or in the Terms and Conditions, capitalized terms used herein or in the Terms and Conditions will have the defined meanings ascribed to them in the Plan.

IMPORTANT:
Your signature below indicates your agreement and understanding that this award of RSUs is subject to all of the terms and conditions contained in the Terms and Conditions and the Plan. For example, important additional information on vesting and forfeiture of the RSUs is contained in Paragraphs 3, 4 and 8 of the Terms and Conditions. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS.
Your signature below also indicates your acknowledgement that you have received a copy of the prospectus for the Plan. A copy of the Plan document also is available at no charge upon request made to the Company’s Stock Administration department at stockadmin@netapp.com or Stock Administration, 495 E. Java Drive, Sunnyvale, CA 94089.
Please be sure to retain a copy of your signed Agreement; you may obtain a paper copy of the Agreement at any time and at no charge by requesting one from the Company’s Stock Administration department (see contact information above).
DATED:                             , ______
NETAPP, INC.
By:
Title:
PARTICIPANT

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS AGREEMENT
FOR NONEMPLOYEE DIRECTORS
     1. Grant. The Company hereby grants to the Participant under Article Six of the Plan the number of RSUs set forth on the first page of the Notice of Grant of this Agreement, subject to all of the terms and conditions in this Agreement and the Plan.
     2. Company’s Obligation to Pay. Each RSU awarded by this Agreement represents the right to receive one share of Common Stock upon the terms and subject to the conditions set forth in this Agreement and the Plan. Unless and until the RSUs have vested in the manner set forth in this Agreement, the Participant will have no right to any payment of such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
     3. Vesting Schedule. Except as provided in paragraph 4, and subject to paragraph 8, the RSUs awarded by this Agreement will vest in accordance with the vesting schedule set forth on the first page of the Notice of Grant of this Agreement. Notwithstanding the foregoing, any RSU that is scheduled to vest on a certain date or upon the occurrence of a certain condition in accordance with the provisions of this Agreement will not so vest unless the Participant has continuously served as a Board member from the Grant Date until the date such vesting is to occur.
     4. Acceleration of Vesting.
          a. Death or Permanent Disability. If the Participant ceases to serve as a Board member by reason of death or Permanent Disability prior to the vesting of the RSUs awarded by this Agreement, then one hundred percent (100%) of such RSUs will immediately become vested and nonforfeitable.
          b. Corporate Transaction or a Change of Control. In the event of any Corporate Transaction or a Change of Control effected during the Participant’s period of Board service, any RSUs awarded by this Agreement that are not then vested will immediately become vested and nonforfeitable.
     5. Payment after Vesting. Subject to paragraphs 7, 9 and 19, any RSUs that vest in accordance with paragraph 3 or 4 will be paid to the Participant in whole shares of Common Stock as soon as administratively practicable after the date of vesting, but in all cases no later than the date that is sixty (60) days after the date of vesting.
     6. Payment after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s beneficiary designated in accordance with the procedures specified by the Company, or if no effective beneficiary designation is on file with the Company or the Participant is not survived by his or her designated beneficiary, to the administrator or executor of the Participant’s estate on behalf of the estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to such transfer.
     7. Deferral. The Participant may elect to defer the issuance of any shares of Common Stock that are otherwise deliverable with respect to any vested RSUs awarded by this Agreement upon such terms and conditions as may be determined by the Board or its authorized designee (the “Administrator”), subject to the Administrator’s determination that such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including, but not limited to, Section 409A (as defined in paragraph 19). In the event of the Administrator’s determination otherwise, the Administrator may, in its discretion, deny the Participant such right of deferral altogether, modify the terms of the deferral and/or add such requirements as it deems necessary or advisable to comply with applicable law and regulations. If the Participant elects to defer the proceeds of any vested RSUs awarded by this Agreement in accordance with this paragraph 7, payment of the deferred vested RSUs will be made in accordance with the terms of his or her deferral election.
     8. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the RSUs awarded by this Agreement that have not vested pursuant to paragraphs 3 and 4 at the time of the Participant’s cessation of service on the Board for any or no reason automatically will be forfeited at no cost to the Company and the Participant will have no further rights hereunder.
     9. Withholding of Taxes. If any tax withholding is required, when shares of Common Stock are issued as payment for any vested RSUs the Company will withhold a portion of the shares that have an aggregate Fair Market Value sufficient to pay the income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, and any other applicable taxes which the Company determines is required to be withheld with respect to the shares so issuable (the “Withholding Taxes”), unless the Company, in its sole discretion, either requires or otherwise permits the Participant to make alternate arrangements satisfactory to the Company for the payment of such Withholding Taxes in advance of the arising of any such withholding obligations. The number of shares of Common Stock withheld pursuant to the prior sentence will be rounded up to the nearest whole share, with no refund for any value of the shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no shares of Common Stock will be issued hereunder unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Withholding Taxes due. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from any amounts payable to the Participant, cash having a sufficient value to satisfy any Withholding Taxes due that the Company determines cannot be satisfied through the withholding of otherwise deliverable shares of Common Stock hereunder. By accepting this award of RSUs, the Participant expressly consents to the withholding of shares of Common Stock and to any additional cash withholding as provided for in this paragraph 9. The Participant acknowledges that the ultimate liability for any Withholding Taxes legally due by the Participant is and remains the Participant’s sole responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the RSUs; and (ii) does not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for any Withholding Taxes.
     10. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account).
     11. No Impairment of Rights. This Agreement shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     12. No Effect on Service. Subject to any subsequent employment or service contract that may be entered into with the Participant or applicable laws, the terms of the Participant’s service to the Company, whether as a Board member or otherwise, will be determined from time to time by the Company, or the Parent or Subsidiary employing the Participant, as the case may be, and the Company or the employing Parent or Subsidiary, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of service as a Board member or employment of the Participant at any time and for any reason whatsoever, with or without good cause, subject to the provisions of applicable law. The transactions contemplated hereunder and the vesting schedule set forth on the first page of the Notice of Grant of this Agreement do not constitute any express or implied promise of continued service as a Board member or employment for any period of time.
     13. Address for Notices. Any notice to be given or delivered to the Company under the terms of this Agreement must be in writing and addressed to the Company at 495 East Java Drive, Sunnyvale, CA 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.
     14. Award is not Transferable. Except to the limited extent provided in this Agreement, this award of RSUs and any rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the award and any rights and privileges conferred hereby immediately will become null and void.
     15. Binding Agreement. Subject to the limitation on the transferability of this award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

     16. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of any shares of Common Stock pursuant to this award, such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any such shares of Common Stock will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of such shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     17. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
     18. Administrator Authority. The Administrator will have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Administrator in good faith in connection with this Agreement will be final and binding upon the Participant, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.
     19. Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting or issuance of the balance, or some lesser portion of the balance, of the RSUs awarded by this Agreement is accelerated in connection with Participant’s cessation of service on the Board (provided that such cessation is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (a) the Participant is a “specified employee” within the meaning of Section 409A at the time of such cessation of service on the Board and (b) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s cessation of service on the Board, then the payment of such accelerated RSUs will not be made until the date that is six (6) months and one (1) day following the date of the Participant’s cessation of service on the Board, unless the Participant dies following such cessation of service, in which case, such RSUs will be paid in accordance with paragraph 6 as soon as administratively practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the RSUs awarded by this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
     20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     21. Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     22. Labor Law. By accepting this award of RSUs, the Participant acknowledges that: (a) the grant of the award is a one-time benefit which does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (b) subject to the terms of the Plan, all determinations with respect to any future grants, including, but not limited to, the times when the RSUs will be granted, the number of shares of Common Stock issuable pursuant to each award of RSUs and the time or times when RSUs will vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award is an extraordinary item of compensation which is outside the scope of any subsequent employment or service contract with the Company; (e) this award is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award will cease upon the Participant’s cessation of service as a Board member for any reason; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award has been granted to the Participant in the Participant’s status as a non-employee Board member; (i) any claims resulting from this award will be enforceable, if at all, against the Company; and (j) there will be no additional obligations for any Parent or Subsidiary employing the Participant as a result of this award.
     23. Disclosure of Participant Information. By accepting this award of RSUs, the Participant consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company and/or its Parent and Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Participant further understands that the Company and/or its Parent or Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or its Parent or Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and/or its Parent or Subsidiaries to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any shares of Common Stock acquired from this award of RSUs of such Data as may be required for the administration of the Plan and/or the subsequent holding of the shares of Common Stock on his or her behalf. The Participant understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Company’s Human Resources and/or Stock Administration

department.
     24. Amendment, Suspension or Termination of the Plan. By accepting this award of RSUs, the Participant expressly warrants that he or she has received, read and understood the prospectus for the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
     25. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants the he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of shares of Common Stock pursuant to this award of RSUs.
     26. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

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